Exhibit 10.1
FIRST AMENDMENT TO THE
TERMINATION AGREEMENT
     WHEREAS, Sally Holdings LLC, formerly known as Sally Holdings, Inc., (the “Company”), Alberto-Culver Company, a Delaware corporation, and Gary Winterhalter (the “Executive”) entered into a Termination Agreement (the “Agreement”), dated as of June 19, 2006;
     WHEREAS, the Company, the Executive and CDRS Acquisition LLC (“Investor”) desire to amend the Agreement, and Section 14 of the Agreement provides that after the Effective Time (as defined in the Agreement) the Agreement cannot be amended except by a written agreement executed by the Executive, the Company and Investor.
     NOW, THEREFORE, the Agreement is hereby amended in the following respects:
1. Section 2(a) of the Agreement is amended in its entirety to read as follows:
(a) In consideration for the termination of the Severance Agreement, SHI and the Executive agree that in the event of the termination of the Executive’s employment without Cause by SHI or by the Executive for Good Reason on or after the Agreement Date, the Executive shall be entitled to the payments and benefits set forth in Schedule I hereto.
2. The first clause of the second sentence of the third paragraph of Section 2(b) of the Agreement is amended to read as follows:
“Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following circumstances during the period after the Agreement Date unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to SHI and its parent corporation of the Executive’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail:
3. The first two paragraphs of Schedule I of the Agreement are amended in their entirety to read as follows:
Lump Sum Payment

Within 30 days following the date of termination of the Executive’s employment with the Company in accordance with Section 2 of the Agreement (the “Date of Termination”), provided that SHI has received a customary release (which release shall extend to all claims against the Company, SHI, CD&R and their respective affiliates and agents) signed by the Executive, SHI shall pay to the Executive a lump sum payment equal to 2.99 times the Executive’s annual base salary at the Date of Termination from SHI and its affiliated companies, as the case may be, if the Date of Termination is prior to the second anniversary of the Effective Time and 2 times if the Date of Termination is on or after the second anniversary of the Effective Time, plus 2.99 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies or SHI and its affiliated companies in respect of the five fiscal years of the Company or SHI (or such portion thereof during which the Executive performed services for the Company and its affiliated companies or SHI and its affiliated companies if the Executive shall have been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs if the Date of Termination is prior to the second anniversary of the Effective Time and 2 times if the Date of Termination is on or after the second anniversary of the Effective Time.
Benefits

Medical Insurance Continuation. For a period of 18 months commencing on the Date of Termination (the “Coverage Period”), SHI shall continue to keep in full force and effect all policies of medical insurance with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of SHI and its affiliated companies and SHI and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. Following the expiration of the Coverage Period, the Executive and his or her dependents shall no longer be eligible to participate in the Date of Termination Coverage plans, and in lieu of such participation, on the first day of the month following the expiration of the Coverage Period, SHI shall pay to Executive a lump sum cash payment equal to SHI’s full monthly cost for Date of Termination Coverage on the last day of the Coverage Period times (i) 18 if the Date of Termination was prior to the second anniversary of the Effective Time, or (ii) six if the Date of Termination was on or after the second anniversary of the Effective Time. SHI’s obligation to continue to provide benefits during the Coverage Period or any cash payment thereafter shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.
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     IN WITNESS WHEREOF, the parties have caused this First Amendment to the Termination Agreement to be executed as of January ___, 2007.

SALLY HOLDINGS LLC
By:
Name:
Title:

CDRS ACQUISITION LLC
By:
Name:
Title:

GARY WINTERHALTER